Interlink Plus, Inc. 8-K

Exhibit 2.1

PLAN OF MERGER

THIS PLAN OF MERGER (this "Plan"), dated as of May 22, 2020 (the "Execution Date"), is entered into by and among INTERLINK PLUS, INC., a Nevada corporation ("Parent") and LOOP MEDIA, INC., a Delaware corporation and wholly-owned subsidiary of Parent ("Subsidiary").

WHEREAS, the Board of Directors of Parent has determined that it is advisable and in the best interests of Parent and Subsidiary that Subsidiary merge with and into Parent upon the terms and subject to the conditions herein provided, and have approved this Plan.

WHEREAS, the sole director of Subsidiary has determined that it is advisable and in the best interests of Subsidiary that it merge with and into Parent upon the terms and subject to the conditions herein provided, and have approved this Plan.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
THE MERGER

1.1             Merger(a). Upon the terms and subject to the conditions set forth in this Plan, at the Effective Time (as defined below), Subsidiary shall be merged with and into Parent (the "Merger"), the separate existence of Subsidiary shall cease and Parent shall be the corporation surviving the Merger (hereinafter referred to as the "Surviving Corporation"), which shall continue to exist under, and be governed by, the laws of the State of Nevada. The Merger shall have the effects specified in the General Corporation Law of the State of Delaware (the "DGCL"), the Nevada Revised Statutes (the "NRS") and this Plan.

1.2             Effective Time(b). The Merger shall become effective on the date and time specified in a Certificate of Merger to be filed with the Secretary of State of the State of Delaware (the "Certificate of Merger") and Articles of Merger to be filed with the Secretary of State of the State of Nevada (the "Articles of Merger"), which shall be the later of the date of filing of the Certificate of Merger and Articles of Merger (the "Effective Time").

1.3             Legal Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Plan and the applicable provisions of the DGCL and the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of Parent and Subsidiary shall vest in the Surviving Corporation.

1.4             Name Change; Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)              Name Change. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Subsidiary, the name of the Surviving Corporation shall be "Loop Media, Inc."

(b)             Articles of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Subsidiary, the Articles of Incorporation of Parent, as in effect immediately prior to the Effective Time, except for and subject to the name change as set forth in Section 1.4 (a) above, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the NRS.

(c)              Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Subsidiary, the Bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the NRS and the Articles of Incorporation of the Surviving Corporation.

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1.5             Directors and Officers of the Surviving Corporation. As of the Effective Time, the directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation.  These directors and officers shall hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and the NRS.

Article II
MANNER OF CONVERTING SECURITIES

At and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Subsidiary, or any of the stockholders of any of the foregoing, each share of common stock, par value $.0001 per share, of Subsidiary issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Article III

SURVIVING CORPORATION OBLIGATIONS

The executed Plan is on file at the principal place of the business of the Surviving Corporation and a copy of the Plan will be furnished by the Surviving Corporation on request, without cost, as required pursuant to the DGCL. The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of Delaware, as well as for enforcement of any obligation of the Surviving Corporation arising from this Merger, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or proceeding. The Secretary of State shall mail any such process to the Surviving Corporation at Loop Media, Inc., 700 N. Central Avenue, Suite 430, Glendale, California 91203.

Article IV
MISCELLANEOUS

4.1             Counterparts. This Plan may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement. A facsimile or e-mailed copy of an original signature shall be deemed to have the same effect as an original signature.

4.2             Governing Law. This Plan shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Nevada, without reference to its choice of law rules.

IN WITNESS THEREOF, this Plan of Merger has been executed by the undersigned as of the day, month and year first above written.

INTERLINK PLUS, INC., a Nevada corporation

By:	/s/ Jon Niermann
Jon Niermann, President & CEO

LOOP MEDIA, INC., a Delaware corporation

By:	/s/ Jon Niermann
Jon Niermann, President & CEO

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